                                                                     Exhibit 5.2

[LETTERHEAD OF YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A. APPEARS HERE]



December 16, 1997



Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013

Re:  Form S-1 Registration Statement
     (the "462(b) Registration Statement")

Gentlemen and Ladies:

     We have acted as counsel to The A&B Group, Inc., a Mississippi corporation, A&B Enterprises, Inc., a Mississippi corporation, Dalex, Inc., a Mississippi corporation, A&B Cores, Inc., a Mississippi corporation, MCA, Inc. of Mississippi, a Mississippi corporation, and R&L Tool Company, Inc., a Mississippi corporation (each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors") in connection with the proposed guarantee of $15,000,000 principal amount of 8 5/8% Senior Notes Due 2007 (the "Additional Notes") of Delco Remy International, Inc., a Delaware corporation (the "Company") by the Subsidiary Guarantors (each a "Guaranty" and collectively the "Guaranties"). The Additional Notes are to be issued pursuant to the terms of an indenture substantially in the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee.

     In making our examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. Based on the foregoing, it is our opinion that each Guaranty issued by a Subsidiary Guarantor has been duly authorized by the respective Subsidiary Guarantor and when executed, authenticated and delivered in accordance with the terms of the Indenture and when the Additional Notes are paid for in the manner and at the price set forth in the 462(b) Registration Statement, will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     The opinion expressed herein is rendered for your benefit in connection with the transaction contemplated hereby. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as provided below.

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Delco Remy International, Inc.
December 16, 1997
Page 2


     We hereby consent to the filing of this opinion as Exhibit 5.2 to the 462(b) Registration Statement and to the reference to this opinion letter under the caption "Legal Matters" in the prospectus forming a part of the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                            Sincerely,

                                            YOUNG, WILLIAMS, HENDERSON &
                                            FUSELIER, P.A.

                                            By: /s/ Don H. Goode
                                               ------------------------------
                                               Don H. Goode

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